EXHIBIT 99.3
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                                  AMENDMENT 1
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                                TO THE AGREEMENT
       BETWEEN SEMOTUS SOLUTIONS, INC. AND BATHGATE CAPITAL PARTNERS, LLC

This Amendment, entered into this 16th day of March, 2005, modifies the Agreement by and among Semotus Solutions, Inc. (the "Company") and Bathgate Capital Partners, LLC ("Bathgate") dated May 27, 2004 (the "Agreement").

WHEREAS, the Parties desire to amend the Agreement as set forth below, for the purposes of the Business Combination with Expand Beyond Corporation.

NOW THEREFORE, for good and valuable consideration, in consideration of the mutual covenants and conditions set forth herein, and with the intent to be legally bound hereby, the Company and Bathgate agree to amend the Agreement for the purposes of the Business Combination with Expand Beyond Corporation as follows:

Section 1(d) of the Agreement is amended so that "ten trading days" is deleted and replaced with "thirty trading days".

The second sentence of Section 4(c) of the Agreement is deleted in its entirety and replaced with the following language: "Payment for the Expand Beyond Business Combination will be as follows: The first ten thousand dollars ($10,000) of such fee shall be paid in cash, and any remaining fee will be paid in restricted common stock at one hundred and twenty percent (120%) of the value of the remaining fee. By no later than July 30, 2005, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 (the "S-3") containing a form of prospectus (as amended or supplemented, if applicable) registering under the Securities Act of 1933, as amended, the restricted common stock issued to Bathgate hereunder. If and when the S-3 does become effective, Bathgate may sell, on a pro rata basis, an amount of shares not to exceed the daily average trading volume of the Company's common stock in the prior month, per week."

All of the terms and conditions of the original Agreement and Schedules remain in full effect, unless specifically modified by the terms herein, and any reference to Schedule A in the original Agreement, refers to the new Schedule A as set forth herein.

Fax Signatures. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Addendum, and any future Addendums or Amendments, as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment by their duly authorized representatives on the dates set forth below.


AGREED TO:

         SEMOTUS SOLUTIONS, INC.                 BATHGATE CAPITAL PARTNERS, LLC

BY:  /S/ TALI DURANT                             BY:  /S/ VICKI BARONE
   ---------------------------                      ---------------------------
NAME:  TALI DURANT                               NAME: VICKI BARONE
TITLE: GENERAL COUNSEL                           TITLE: SENIOR MANAGING PARTNER
DATE:  3/16/05                                   DATE:  3/16/05